EXHIBIT 99.1

Nassda Contact:

Tammy Liu

Nassda Corporation

(408) 327-7710

tammy@nassda.com or ir@nassda.com

Nassda Announces Revenue of $8.8 Million for the Quarter Ended March 31, 2003

Net Income of $1.0 million, or $0.04 per diluted share

Santa Clara, Calif., April 16, 2003 – Nassda Corporation (Nasdaq: NSDA), a leading provider of full-chip circuit simulation and analysis software for the design and verification of complex semiconductors, today announced financial results for the quarter ended March 31, 2003, the second quarter of Nassda’s fiscal 2003. Revenue for the quarter ended March 31, 2003 was $8.8 million, a 10% increase from $8.0 million for the quarter ended March 31, 2002 and a 15% decrease from $10.3 million for the quarter ended December 31, 2002.

Net income for the quarter ended March 31, 2003 was $1.0 million, or $0.04 per diluted share, a decrease from $1.4 million, or $0.05 per diluted share, for the quarter ended March 31, 2002 and a decrease from $2.0 million, or $0.07 per diluted share, for the quarter ended December 31, 2002.

For the six months ended March 31, 2003, revenue was $19.1 million, a 27% increase from $15.1 million for the six months ended March 31, 2002. Net income for the six months ended March 31, 2003 was $3.0 million, or $0.11 per diluted share, a 26% increase from $2.4 million, or $0.09 per diluted share, for the six months ended March 31, 2002.

“Although we remained profitable this quarter, we did not achieve our goals as many customers reduced or delayed their spending to control their own operating expenses and improve their bottom line results,” said Sang Wang, Chief Executive Officer. “Nevertheless, our cash and short term investments increased by approximately $4.2 million during the quarter and totaled $85.0 million as of March 31, 2003. Consistent with our historical trend, we have also added more than 10 new customers last quarter. Despite the change in customers’ spending behavior, we intend to continue to improve our competitive position and productivity. Our upcoming version 3.0 release of HSIM with many new enhancements will be shipped this month, and our fourth product is on schedule to be introduced in May 2003. We are committed to help our customers to weather through the tough economic times and make their complex nanometer IC products successful.”

Business Outlook

Moving forward, we do not yet see any meaningful improvements in our customers’ spending pattern for the balance of fiscal 2003. As a result, we expect revenue of approximately $7.0 million and fully diluted earnings per share of approximately $0.00 for the quarter ending June 30, 2003. For fiscal 2003, we now expect revenue of approximately $33.9 million to $34.1 million and net income of $0.11 to $0.12 per fully diluted share.

Nassda will hold a conference call that includes a discussion of our business outlook with financial analysts and investors at 2:00 p.m. PDT today. A live webcast of the call will be available on Nassda’s web site at http://www.nassda.com or

http://www.companyboardroom.com. Following completion of the call, a rebroadcast of the webcast will be available at

http://www.nassda.com or http://www.companyboardroom.com through April 23, 2003. Those without internet access may listen to a replay of the call by dialing (719) 457-0820, access code 389514. The replay will be available from 5:00 p.m. PDT on April 16, 2003 through April 23, 2003.

About Nassda

Nassda Corporation (Nasdaq: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, memory, high-performance digital and mixed-signal SoC designs. Nassda’s products enable first silicon success and improve product quality and production yield for its consumer, communication, computer and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at http://www.nassda.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the visibility of future revenue, revenue growth, operating margin, operating expenses and diluted earnings per share and acceptance of new products that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation, future performance being dependent on: availability of customer budgets for Nassda’s products, Nassda’s product development schedules, the design performance of Nassda’s existing and new electronic design automation software and other tools, as well as customer’s adoption of Nassda’s products and those customer’s design and manufacturing schedules. In addition, continued reduced capital spending or delayed implementation of programs due to adverse general economic conditions and reduced demand for products containing complex nanometer-scale semiconductors may impact Nassda’s future performance. These risks, uncertainties and other factors may cause Nassda’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In addition, historical information should not be considered a predictor of future performance. Neither Nassda nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Nassda disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Nassda, see Nassda’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and Quarterly Reports on Form 10-Q for the quarter ended December 31, 2002, as filed with the Securities and Exchange Commission.                                     # # #

Nassda and HSIM are registered trademarks of Nassda Corporation.

Nassda Corporation

Unaudited Consolidated Income Statements

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Revenue
Product	$3,211	$4,408	$7,843	$8,921
Subscription	3,443	2,450	7,191	4,040
Maintenance	2,145	1,163	4,100	2,152

Total revenue	8,799	8,021	19,134	15,113

Cost of revenue
Cost of product revenue	63	55	129	135
Cost of subscription revenue	84	67	170	117
Cost of maintenance revenue	197	156	398	313

Total cost of revenue	344	278	697	565

Gross profit	8,455	7,743	18,437	14,548

Operating expenses:
Research and development	1,706	1,274	3,235	2,585
Sales and marketing	2,873	2,292	5,749	4,410
General and administrative	2,414	1,857	4,878	3,522
Stock-based compensation	248	252	496	504

Total operating expenses	7,241	5,675	14,358	11,021

Income from operations	1,214	2,068	4,079	3,527
Other income, net	246	214	494	330

Income before income taxes	1,460	2,282	4,573	3,857
Provision for income taxes	(438)	(890)	(1,528)	(1,444)

Net income	$1,022	$1,392	$3,045	$2,413

Earnings per share:
Basic	$0.04	$0.06	$0.12	$0.14
Diluted	$0.04	$0.05	$0.11	$0.09

Shares used in computing earnings per share:
Basic	24,889	22,034	24,626	16,902
Diluted	28,452	28,977	28,687	26,460

Nassda Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	September 30, 2002
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$85,008	$78,452
Accounts receivable, net of allowance	2,927	4,156
Prepaid expenses and other current assets	1,438	553
Deferred income taxes	2,405	2,050

Total current assets	91,778	85,211
Property and equipment, net	921	784
Other assets	638	727

Total assets	$93,337	$86,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51	$555
Accrued compensation	2,616	4,130
Accrued liabilities	2,623	1,982
Income taxes payable	1,165	882
Deferred revenue	7,452	6,065

Total current liabilities	13,907	13,614
Long-term liabilities	119	54

Total liabilities	14,026	13,668

Stockholders’ equity:
Common stock	25	25
Additional paid-in capital	69,089	66,378
Deferred stock-based compensation	(1,711)	(2,208)
Accumulated other comprehensive income	10	6
Retained earnings	11,898	8,853

Total stockholders’ equity	79,311	73,054

Total liabilities and stockholders’ equity	$93,337	$86,722